Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Announces

Planned Retirement of Stuart M. Brightman as Chief Executive Officer and

Appointment of Brady M. Murphy as Chief Executive Officer

THE WOODLANDS, Texas, February 25, 2019 / PRNewswire/ -- TETRA Technologies, Inc. ("TETRA") (NYSE:TTI) announced today that Stuart M. Brightman, Chief Executive Officer and a director of TETRA, has advised the Board of Directors of his intent to retire from his role as Chief Executive Officer immediately following the Annual Meeting of TETRA stockholders on May 3, 2019.  In connection with Mr. Brightman’s planned retirement, the Board of Directors of TETRA has appointed Brady M. Murphy, as Chief Executive Officer, to be effective on Mr. Brightman’s retirement.  Mr. Murphy joined TETRA in February of 2018 and is currently President, Chief Operating Officer, and a director of TETRA.

William D. Sullivan, Chairman of the Board of TETRA, said, “The Board thanks Stu for his commitment, leadership and many contributions to TETRA over his 14 years with TETRA.  It has been a pleasure to work with Stu, and we are pleased that Stu will continue to be involved with TETRA in a non-executive role.  Stu has served as TETRA’s Chief Executive Officer for almost 10 years.  Over that time he has lead and impacted many important changes.  As a result, we believe TETRA is well positioned to grow and deliver value into the future.  It is our pleasure to congratulate Stu on his outstanding career, and his planned retirement.  One of Stu’s key contributions is the development of TETRA’s current senior leadership team.  We have enjoyed working with Brady this past year.  His leadership and extensive experience have had a positive impact on TETRA, and we are confident Brady will provide strong and effective leadership for TETRA’s future.  We anticipate a smooth transition for Brady into his new role, and we look forward to working with Brady and the leadership team going forward.”

Mr. Brightman said, “It has been an honor to serve as TETRA’s CEO over the past 10 years.  I want to thank our Board, executive team and all our employees for their full support.  I am confident that under Brady’s leadership TETRA will continue to create value for its stakeholders, leveraging the strength of our portfolio of businesses and exceptional employees.”

Mr. Brightman has been nominated for election to TETRA’s Board of Directors for an additional one year term, from May 2019 to May 2020.  Mr. Brightman will continue as a non-executive employee, and will be available to support the board and management in an advisory role.

Since May 2014, Mr. Brightman has also been the Executive Chairman of the Board of CSI Compressco GP Inc. (“CCGP”), the general partner of CSI Compressco LP (NASDAQ: CCLP), a partially owned subsidiary of TETRA.
Mr. Brightman has also advised of his intent to retire from the board of CCGP after the 2019 Annual Meeting of the TETRA stockholders.  It is anticipated that Mr. Murphy will be named Executive Chairman of the Board of CSI Compressco GP Inc at that time.  Mr. Murphy has been a member of the CCGP Board since February 21, 2018.

Company Overview

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.  Visit TETRA’s website at www.tetratec.com.

Investor Contact

Stuart M. Brightman, CEO

TETRA Technologies, Inc.

The Woodlands, Texas

Phone: 281.367.1983

www.tetratec.com